Exhibit 99.1

Molecular Insight Pharmaceuticals, Inc.

Consolidated Financial Statements
For the year ended December 31, 2012 and
For the periods from January 1, 2011 to
May 31, 2011 and June 1, 2011 to
December 31, 2011

The report accompanying these financial statements was issued by
BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

Molecular Insight Pharmaceuticals, Inc.

Independent Auditor's Report

Board of Directors
Molecular Insight Pharmaceuticals, Inc.
Cambridge, Massachusetts

We have audited the accompanying consolidated financial statements of Molecular Insight Pharmaceuticals, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2012 and 2011 (Successor), and the related consolidated statements of operations, changes in stockholders' equity(deficit), and cash flows for the year ended December 31, 2012 (Successor) and for the period from June 1, 2011 to December 31, 2011 (Successor), and for the period January 1, 2011 to May 31, 2011(Predecessor) and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Contents
Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Molecular Insight Pharmaceuticals, Inc. and its subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the year ended December 31, 2012 (Successor) and for the period from June 1, 2011 to December 31, 2011 (Successor), and for the period January 1, 2011 to May 31, 2011(Predecessor) in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, the Company filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code.  The Company's reorganization became effective and the Company emerged from bankruptcy protection effective May 20, 2011 ("Effective Date") and accordingly, adopted fresh start accounting in conformity with FASB ASU Topic 852.  Also, as noted in Note 16, the Company was acquired by Progenics Pharmaceuticals, Inc. on January 18, 2013.

/s/ BDO USA, LLP
Boston, Massachusetts
April 4, 2013

Consolidated Financial Statements

Molecular Insight Pharmaceuticals, Inc. (Successor)

Consolidated Balance Sheets

December 31,	2012	2011

Assets

Current Assets:
Cash and cash equivalents	$4,084,367	$21,942,451
Accounts receivable	53,540	135,503
Prepaid expenses and other current assets	501,312	741,881

Total Current Assets	4,639,219	22,819,835

Assets Held for Sale	-	2,249,979
Property and Equipment, net	163,853	428,463
Intangible Assets	17,140,000	18,210,000
Goodwill	6,109,399	7,632,561
Debt Issuance Costs, net	1,016,129	1,316,129
Restricted Cash	-	396,420

Total Assets	$29,068,600	$53,053,387

See accompanying notes to consolidated financial statements.

Molecular Insight Pharmaceuticals, Inc. (Successor)

Consolidated Balance Sheets

December 31,	2012	2011

Liabilities and Stockholders' (Deficit) Equity

Current Liabilities:
Accounts payable	$702,855	$758,307
Accrued expenses	2,251,248	2,700,687
Deferred revenue	50,784

Total Current Liabilities	3,004,887	3,458,994

Term Loan Payable, net of discount	47,712,289	38,038,109
Warrant Liability	472,350	2,267,365
Loan Derivative	33,763	397,400
Deferred Tax Liability – long-term	6,729,987	7,150,121
Asset Retirement Obligation	-	290,163

Total Liabilities, not subject to compromise	54,948,389	48,143,158

Liabilities, subject to compromise	-	500,000

Total Liabilities	57,953,276	52,102,152

Commitments and Contingencies (Notes 9,13 and 14)

Stockholders' (Deficit) Equity:
Common stock, $0.0001 par value; authorized, 16,029,850 shares; none issued and outstanding at December 31, 2012 and December 31, 2011
Series A convertible preferred stock, $0.0001 par value; authorized 13,939,000 shares and 10,000,000 shares issued and outstanding (liquidation preference of $75,000,000 at December 31, 2012 and December 31, 2011)	1,000	1,000
Additional paid-in capital	18,878,842	18,878,842
Accumulated deficit	(47,764,518)	(17,928,607)

Total Stockholders' (Deficit) Equity	(28,884,676)	951,235

Total Liabilities and Stockholders' (Deficit) Equity	$29,068,600	$53,053,387

See accompanying notes to consolidated financial statements.

Molecular Insight Pharmaceuticals, Inc.

Consolidated Statements of Operations

	Successor Year ended December 31, 2012	Successor Period from June 1, 2011 to December 31, 2011	Predecessor Period from January 1, 2011 to May 31, 2011

Revenues:
Research and development grants	$1,171,874	$1,042,096	$689,682
Royalty revenue	6,555	-	-
Collaboration revenue - Fuji	2,949,216	-	-
Other revenue	59,393	-	-

Total Revenues	4,187,038	1,042,096	689,682

Operating Expenses:
Research and development	20,945,727	14,146,953	7,241,600
General and administrative	5,715,858	3,974,426	3,720,033

Total operating expenses	26,661,585	18,121,379	10,961,633

Loss From Operations	(22,474,547)	(17,079,283)	(10,271,951)

Other (Expense) Income:
Interest income	35,317	50,009	1,990
Interest expense	(9,974,179)	(5,459,141)	-
Change in fair value of liabilities	2,158,652	4,572,395	-
Other	(1,288)	(12,587)	(538,902)

Total Other Expense, net	(7,781,498)	(849,324)	(536,912)

Loss before reorganization items – net	(30,256,045)	(17,928,607)	(10,808,863)

Reorganization items - net	-	-	179,114,003

Income tax benefit	420,134	-	-

Net Income( Loss)	$(29,835,911)	$(17,928,607)	$168,305,140

See accompanying notes to consolidated financial statements.

Molecular Insight Pharmaceuticals, Inc.

Consolidated Statements of Stockholders' (Deficit) Equity

	Common $0.0001 Par Value		Series A Preferred $0.0001 Par Value
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid in Capital	Accumulated Deficit	Stockholders' (Deficit) Equity

Balance at December 31, 2010 (Predecessor)	25,268,327	$252,683	-	$-	$183,939,008	$(358,927,100)	$(174,735,409)

Net Income						168,305,140	168,305,140

Stock Based Compensation					510,107		510,107

Cancellation of Predecessor Company common stock	(25,268,327)	(252,683)	-	-	-	-	(252,683)

Elimination of Predecessor additional paid-in capital, accumulated deficit					(184,449,115)	190,621,960	6,172,845

Balance at May 31, 2011	-	-	-	-	-	-	-

Balance at June 1, 2011 (Successor)			-	-	-	-	-

Issuance of Successor Company preferred stock			10,000,000	1,000	18,878,842	-	18,879,842

Net Loss			-	-	-	(17,928,607)	(17,928,607)

Balance at December 31, 2011 (Successor)			10,000,000	1,000	18,878,842	(17,928,607)	951,235

Net Loss						(29,835,911)	(29,835,911)

Balance at December 31, 2012 (Successor)			$10,000,000	$1,000	$18,878,842	$(47,764,518)	$(28,884,676)

See accompanying notes to consolidated financial statements.

Molecular Insight Pharmaceuticals, Inc.

Consolidated Statements of Cash Flows

	Successor Year ended December 31, 2012	Successor Period from June 1, 2011 to December 31, 2011	Predecessor Period from January 1, 2011 to May 31, 2011

Cash Flows From Operating Activities:
Net income (loss)	$(29,835,911)	$(17,928,607)	$168,305,140
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Noncash interest expense	9,674,180	5,471,165	8,332
Depreciation and amortization	394,167	248,933	243,442
Gain on sale of assets	18,454	-	-
Changes in fair value of warrants and embedded loan derivative	(2,158,652)	(4,572,395)	-
Asset impairment	2,593,162	1,640,000	-
Stock-based compensation expense	-	-	510,107
Deferred tax benefit	(420,134)	-	-
Reorganization items - net	-	-	(186,193,171)
Changes in operating assets and liabilities:
Accounts receivable	81,963	(67,944)	401,832
Prepaid expenses and other current assets	936,989	2,751,697	766,965
Accounts payable	(55,452)	(1,659,056)	2,286,399
Accrued expenses and other	(449,439)	283,069	(852,635)
Deferred revenue - current	50,784	-	-
Asset retirement obligations	(290,163)	-	-
Liabilities not subject to compromise	(500,000)	(2,083,283)	-
Net cash used in operating activities	(19,960,052)	(15,916,421)	(14,523,589)

Cash Flows From Investing Activities:
Proceeds from restricted cash, net	-	103,580	500,000
Proceeds from sale of assets	2,231,525	-	-
Purchase of property and equipment, net	(129,557)	(412,422)	(160,034)
Net cash provided by (used in) investing activities	2,101,968	(308,842)	339,966

Cash Flows From financing Activities:
Proceeds from Exit Financing	-	-	38,000,000
Net cash used in financing activities	-	-	38,000,000

Net Decrease In Cash and Cash Equivalents	(17,858,084)	(16,225,263)	23,816,377

Cash and Cash Equivalents - beginning of period	21,942,451	38,167,714	14,351,337

Cash and Cash Equivalents - end of period	$4,084,367	$21,942,451	$38,167,714

Supplemental Disclosures of Cash Flows Information:
Noncash investing and financing activities:
Payment-in-kind loan in lieu of cash interest payments	$12,770,681	$4,463,791	$-

See accompanying notes to consolidated financial statements.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

1.            Nature of Business and Operations

Nature of Business

Molecular Insight Pharmaceuticals, Inc. ("MIP" or the "Company") was incorporated in January 1997 and is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted therapeutic and imaging radiopharmaceuticals for use in oncology. Product candidates are designed to improve patient diagnosis, treatment and management. The Company's research programs are conducted both internally and through strategic collaborations. The Company is based in Cambridge, Massachusetts and conducts its operations and manages its business as one operating segment.

Master Restructuring Agreement

The Company was acquired by Progenics Pharmaceuticals, Inc. ("Progenics") on January 18, 2013, (the "Acquisition Closing Date").  Effective as of the acquisition closing date, the Company amended its Amended and Restated Certificate of Incorporation by increasing the total number of shares of capital stock eligible for issuance to 299,653,286 shares, of which (1) 285,714,286 shares are designated as common stock, $0.0001 par value per share, and (2) 13,939,000 shares are designated as preferred stock, $0.0001 par value per share (the "Series A Preferred Stock").

In January 2013, a master restructuring agreement (the "Master Restructuring Agreement") was entered into by the Company, the Lenders and NexBank SSB (as administrative agent for the Lenders), the holders of the Series A Convertible Preferred Stock, and the investors in the Preferred Stock Warrants. Pursuant to the Master Restructuring Agreement, (1) all of the 10,000,000 shares of the Series A Convertible Preferred Stock converted into 10,000,000 shares of common stock, (2) all of the obligations under the Exit Financing agreement converted into 275,714,286 shares of common stock, and (3) the Preferred Stock Warrants were canceled without the payment of any monetary consideration.

Acquisition by Progenics Pharmaceuticals, Inc.

Progenics Pharmaceuticals, Inc. acquired the Company in January 2013 pursuant to a Stock Purchase and Sale Agreement (the "Agreement") with its stockholders and their representative, under which Progenics purchased all of MIP's outstanding capital stock in consideration of the issuance by Progenics to the stockholders of 4,566,210 shares (500,000 shares of which are in escrow) of Progenics common stock in a private transaction exempt from the registration requirements of the U.S. Securities Act of 1933 and therefore subject to transfer restrictions at the time of issuance. (The closing NASDAQ market price of Progenics' common shares on January 18, 2013, the date this acquisition was consummated, was $2.83 per share.) Under the Agreement, Progenics also agreed to pay to the stockholders potential milestones, in cash or Progenics stock at Progenics' option, of up to $23 million contingent upon achieving specified commercialization events and up to $70 million contingent upon achieving specified sales targets relating to all MIP products. The Agreement contains customary representations and warranties regarding MIP, the stockholders, their representative, and Progenics, as well as covenants, indemnification and other provisions.

Confirmed Plan of Reorganization and Emergence from the Chapter 11 Proceedings

On December 9, 2010 (the "Petition Date"), MIP and its Subsidiaries (the "Debtors") filed a voluntary petition in the United States Bankruptcy Court for the Eastern District of Massachusetts (the "Bankruptcy Court") seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code").

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

On May 20, 2011 (the "Effective Date"), the Bankruptcy Court entered the Findings of Fact, Conclusions of Law, and Order Confirming the Joint Plan of Reorganization for the Company and its Subsidiaries (the "Confirmation Order"). On the Effective Date, the Joint Plan of Reorganization for the Company and its Subsidiaries (the "Plan") became effective in accordance with its terms.

Effective May 20, 2011, the Company emerged from Bankruptcy as a privately held company incorporated in the state of Delaware and therefore, the Company is no longer a registrant with the Securities and Exchange Commission and its stock is no longer listed on the NASDAQ Global Market.

In addition to the settlement of claims and in accordance with the Plan, the Company entered into an Exit Credit Agreement (the "Exit Financing") on the Effective Date, through which the Company received aggregate proceeds of $40 million, which were to be used to pay claims allowed by the Plan, any fees, costs and expenses incurred directly with the restructuring transactions, fees or expenses incurred in the equity conversion of the secured bond claims, as well as to fund the Company's working capital and general corporate needs.

In accordance with the Plan, holders of a secured bond claim were deemed to be impaired by the Plan. The claim totaled approximately $202 million. As such, holders of a secured bond claim received in full satisfaction, settlement, release of, and in exchange for such claim a pro rata share of 10,000,000 shares of the Series A Convertible Preferred Stock. See Note 12 for a description of the Series A Convertible Preferred Stock.

Fresh start accounting (See Note 3)

The Company was required to adopt fresh start accounting as of the Effective Date. All material conditions were satisfied on the Effective Date, and in light of the proximity of this date to the Company's May 31, 2011 accounting period end, the effects of fresh start accounting and the Plan were reported for accounting purposes as if they occurred on May 31, 2011 (the "Fresh Start Date"). The Company adopted fresh start accounting and reporting in accordance with Financial Accounting Standards Board ("FASB"), Accounting Standards Update ("ASU") 852, ("FASB ASC 852") as the holders of existing voting shares immediately before confirmation of the Plan received less than 50% of the emerging entity and the reorganization value of the Company's assets was less than its post-petition liabilities and allowed claims. The Company applied the provisions of fresh start reporting as of June 1, 2011 instead of the May 20, 2011 Effective Date, which did not result in a material difference to the Company's results of operations or financial condition. References in this report to the "Company" refer to Molecular Insight Pharmaceuticals, Inc. and its consolidated Subsidiary, whether Predecessor or Successor, as appropriate. The Successor period reflects assets and liabilities at fair value, based on an allocation of the Company's enterprise value to its assets and liabilities pursuant to accounting guidance related to business combinations (see Note 3). The Company's emergence from bankruptcy resulted in a new reporting entity that had no retained earnings or accumulated deficit as of the Fresh Start Date.

Accounting standards applicable to companies in Chapter 11 generally do not change the manner in which financial statements are prepared. However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statements of operations. The balance sheet must distinguish prepetition liabilities subject to compromise from both those prepetition liabilities that are not subject to compromise and from postpetition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, cash provided by reorganization items must be disclosed separately in the statements of cash flows.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

Liabilities Subject to Compromise

As a result of the Chapter 11 filing, the payment of prepetition indebtedness may be subject to compromise or other treatment under the Debtors' plan of reorganization. Generally, actions to enforce or otherwise effect payment of prepetition liabilities are stayed (see Note 3).

Principles of Consolidation and Presentation

The consolidated financial statements reflect the operations of the Company and its wholly owned subsidiary, Molecular Insight Limited, based in the United Kingdom.

Risks and Uncertainties

The Company is subject to the risks of a highly leveraged, clinical-stage company, such as developing saleable products; building the research, manufacturing, administrative personnel, and organization structures to support growth; dependence on strategic partners, licensors and third-party contractors to successfully research, develop, manufacture and commercialize its product candidates based on the Company's technologies; and obtaining future financing when required. In addition, the Company is also subject to risks common to companies in the biopharmaceutical industry including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and approval requirements, commercialization of its potential products, uncertainty of market acceptance of products, competition from larger companies, and its ability to reach commercial production of its product candidates.

2.            Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and use assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates reflected in these consolidated financial statements include the estimated fair values of the preferred stock warrants, derivative financial instruments, certain accruals and reserves, revenues, and the valuation allowance recognized on the deferred tax assets.

Revenue Recognition

FUJIFILM Contract

In 2012, the Company out-licensed the rights to develop and commercialize its MIP 1404 program in Japan to FUJIFILM RI Pharma Co., Ltd., for a $3.0 million upfront payment and the right to receive potential future milestone and royalty payments. In consideration for the upfront payment, the Company is responsible for delivering relevant know-how (including patent rights) and non-reimbursable services. These deliverables, which have a stand-alone value and represent separate units of accounting include: (i) the exclusive license, (ii) know-how and (iii) non-reimbursable services. The Company developed a best estimate selling price for each deliverable as vendor-specific objective evidence and third-party evidence was not available and allocated the best estimate of selling price, on a relative basis, to each of the units of accounting as the $3.0 million upfront payment was the only payment which was fixed and determinable at inception of the agreement. As of December 31, 2012, the Company delivered the license and know-how and a portion of the non-reimbursable services and as a result $2.9 million has been recognized as revenue, with the remaining $0.1 million related to the remaining portion of non-reimbursable services recorded in deferred revenue – current.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

Government Grants

The Company recognizes revenue from government grants for research and development as services are performed.

The Company has been awarded government grants from the National Institutes of Health ("NIH") to provide research services related to certain areas of the Company's research. Such grants are generally on a cost sharing basis with the Company also contributing to the costs of research.

Under the terms of the NIH grants, the Company has all right, title and interest in its patents, copyrights and data pertaining to its product development, subject to certain rights of the government. Under existing regulations, the government receives a royalty-free license for federal government use for all patents developed under a government grant. In addition, under certain circumstances the government may require the Company to license technology resulting from the government-funded projects to third parties and may require that the Company manufacture its product in the United States. However, ownership in such technology remains with the Company.

Funding of government grants is subject to government appropriation and all of these grants contain provisions which allow for termination at the convenience of the government. These grants require the Company to comply with certain government regulations. Management believes that the Company has complied with all regulations that, if not met, could have a material adverse impact on the Company's consolidated financial statements or the Company's eligibility for future grant awards.

The U.S. government was responsible for 28% of the Company's consolidated revenues for the year ended December 31, 2012 (Successor), 100% for the period from June 1, 2011 to December 31 (Successor), 2011 and 100% of the revenue from January 1, 2011 to May 31, 2011 (Predecessor).

Research and Development

Research and development expenses consist of expenses incurred in developing and testing product candidates. These expenses consist primarily of salaries and related expenses for personnel, fees paid to professional service providers in conjunction with independently monitoring clinical trials and acquiring and evaluating data in conjunction with clinical trials, costs of contract manufacturing services, costs of materials used in clinical trials and research and development, depreciation of capital assets used to develop products and costs of facilities. Research and development costs, including those incurred and supported with government grants, are expensed as incurred and included under such caption in the accompanying consolidated statement of operations. Certain research and development activities are partially funded with government grants, which are recognized as revenue.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

At December 31, 2012 and 2011, the Company's cash and cash equivalents were comprised entirely of cash in deposit accounts and a money market account with maturities of less than 90 days.

Property and Equipment

Property and equipment are recorded at cost or, in connection with fresh start accounting, fair value. Depreciation and amortization is provided using the straight-line method at the estimated lives of the related assets or over the term of the lease (for leasehold improvements and leased equipment), if shorter as follows: lab and other equipment — 3 years; furniture and fixtures — 5 years; leasehold improvements — life of lease.

Goodwill and Indefinite Lived Intangible Assets

In accordance with fresh start accounting, the reorganization value of the Company was allocated to assets and liabilities in conformity with relevant accounting guidance, with any portion that could not be attributed to specific tangible or identified intangible assets of the Company reported as goodwill.

The Company's intangible assets are comprised of the value of in-process research and development ("IPR&D") for the Company's product candidates and goodwill. IPR&D is measured at fair value, capitalized as an intangible asset and tested for impairment annually until commercialization, after which time the IPR&D will be amortized over its estimated useful life, not to exceed 15 years.

In performing the impairment test, for goodwill, the Company utilized the two-step approach. The first step, or Step 1, requires a comparison of the carrying value of the reporting unit to its estimated fair value. The Company determined the fair value of the reporting unit utilizing the income approach. This method estimates the fair value based upon forecasts and assumptions of future cash flows, which is particularly applicable when future profit margins and growth are expected to vary significantly from historical operating results. The IPR&D assets were valued using a multiple-period earnings ("MPEE") derivative of the income approach. In the MPEE approach, the value of an asset is estimated by discounting the future cash flows generated from the asset, subject applicable capital charges for contributory assets.

Other significant assumptions include the appropriate discount rate, terminal value margin rates, future capital expenditures, and changes in future working capital requirements. While there are inherent uncertainties related to the assumptions used and to the application of these assumptions to this analysis, the income approach provides a reasonable estimate of the fair value of the Company's single reporting unit.

The Company concluded that the qualitative step was satisfied due to an adverse change in operating climate resulting from the Company's diminished ability to fund ongoing operations and a more likely than not expectation that a portion of the assets of the Company or the Company itself, would be sold.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

The Company concluded that the quantitative step to identify potential impairment was satisfied in that MIPs carrying value was a negative balance of $28.9 million at December 31, 2012.

If the carrying value of a reporting unit exceeds its estimated fair value, the Company is required to perform the second step, or Step 2, of the goodwill and IPR&D impairment test to measure the amount of impairment loss, if any.

The estimate of fair value requires significant judgment. The Company based its fair value estimates on assumptions that it believes to be reasonable but that are unpredictable and inherently uncertain, including estimates of future growth rates and operating margins and assumptions about the overall economic climate and the competitive environment. There can be no assurance that the Company's estimates and assumptions made for purposes of its goodwill and IPR&D asset testing as of the time of testing will prove to be accurate predictions of the future. If the Company's assumptions regarding business plans, competitive environments or anticipated growth rates are not correct, the Company may be required to record goodwill and/or IPR&D asset impairment charges in future periods, whether in connection with its next annual impairment testing or earlier, if an indicator of an impairment is present before its next annual evaluation.

The Company performed Step 2 of the impairment test and this resulted in an impairment recorded at December 31, 2012 of $2.6 million which consisted of $1.5 million for goodwill and $1.1 million for Onalta IPR&D.

Debt Issuance Costs

Debt issuance costs were incurred in connection with the $40 million May 21, 2011 term loan and warrant issuance (see Note 10), which are being amortized as a component of interest expense using the effective interest method over the five year term of the term loan. Amortization of debt issuance costs of $300,000 and $183,871 were included in interest expense for the period from January 1, 2012 to December 31, 2012 and June 1, 2011 to December 31, 2011, respectively. See Note 1 for a description of the Master Restructuring Agreement.

Income Taxes

Deferred tax assets and liabilities relate to temporary differences between financial reporting and income tax bases of assets and liabilities and are measured using enacted tax rates and laws expected to be in effect at the time of their reversal. Valuation allowances are established, when necessary, to reduce the net deferred tax asset to the amount more likely than not to be realized. The consolidated financial statements includes recognition of expected future tax consequences of uncertain tax positions that the Company has taken or expects to take on a tax return (including a decision whether to file or not file a return in a particular jurisdiction) presuming the taxing authorities' full knowledge of the position and all relevant facts. The Company has not recognized any identified uncertain tax positions. Interest and penalties related to uncertain tax positions, if any, will be recognized in income tax expense.

Term Loan and Embedded Derivative

The term loan facility issued in May 2011 (the "Term Loan") constitutes a hybrid instrument that includes a debt host contract containing an embedded derivative feature (a contingent mandatory prepayment feature) that requires bifurcation and separate accounting as a derivative instrument pursuant to GAAP. The carrying value of the debt is being accreted to its face value of $40 million over its five year term using the effective interest method.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

Guarantees: Indemnification Obligations

The Company enters into indemnification provisions under its agreements with other companies in the ordinary course of business, typically with contractors, clinical sites and customers and under the Company's office lease arrangements (see Note 14). Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of its activities. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred any material costs or settled claims related to these indemnification provisions. Consequently, the Company concludes that the estimated fair value of these agreements is minimal. Accordingly, no liabilities have been recorded under these agreements at December 31, 2012 or December 31, 2011.

Fair Value of Financial Instruments

The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, and accounts payable, and debt approximate their fair values due to their short-term nature. The fair value of the Company's term loan is considered to be its principle balance at its contractual interest rate. The embedded loan derivative is recorded at its estimated fair value of $0.03 million at December 31, 2012 and $0.4 million at December 31, 2011 and is included in Level 3 in the table below. The accrued warrant liability is recorded at its estimated fair value of $0.5 million at December 31, 2012 and $2.3 million at December 31, 2011 and is included in Level 3 in the table below.

The Company records cash equivalents, which are held in cash in deposit accounts and money market funds, at fair value (Level 1) as quoted prices and an active market exists.

These valuation techniques may be based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1 - Quoted prices for identical instruments in active markets.

Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 – Unobservable inputs that are supported by little to no market activity and that are significant to the fair value of assets and liabilities.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

The following tables present the Company's assets and liabilities that are measured at fair value and the related hierarchy levels:

		Fair Value Measurements at Reporting Date Using
	December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Measured at Fair Value on a Recurring Basis:
Assets:
Cash and cash equivalents and restricted cash	$4,084,367	$4,084,367	$-	$-

Liabilities:
Warrant liability	$472,350	$-	$-	$472,350
Loan derivative	33,763	-	-	33,763

		Fair Value Measurements at Reporting Date Using
	December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Measured at Fair Value on a Recurring Basis:
Assets:
Cash and cash equivalents and restricted cash	$22,338,871	$22,338,871	$-	$-
Liabilities:
Warrant liability	$2,267,365	$-	$-	$2,267,365
Loan derivative	397,400	-	-	397,400

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

The change in the fair value of the level 3 derivatives during the period is as follows:
The balances noted below on June 1, 2011 were first established with the issuance of the debt and warrants on May 31, 2011.

	Warrant	Derivative	Total
Balance as of June 1, 2011	$5,920,160	$1,317,000	$7,237,160
Mark to market	(3,652,795)	(919,600)	(4,572,395)
Balance as of December 31, 2011	$2,267,365	$397,400	$2,664,765
Mark to market	(1,795,015)	(363,637)	(2,158,652)
Balance as of December 31, 2012	$472,350	$33,763	$506,113

Liabilities Subject to Compromise

Liabilities subject to compromise generally refer to pre-petition obligations, secured or unsecured, that may be impaired by a plan of reorganization. FASB ASC 852 requires such liabilities, including those that became known after filing the Chapter 11 petitions, be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. On the consolidated balance sheet, liabilities are segregated between liabilities not subject to compromise and liabilities subject to compromise. These liabilities represent the estimated amount expected to be resolved on known or potential claims through the Chapter 11 process, and remain subject to future adjustments from negotiated settlements, actions of the Bankruptcy Court and non-acceptance of certain executory contracts. Liabilities subject to compromise also includes items that may be assumed under the plan of reorganization, and may be subsequently reclassified to liabilities not subject to compromise. Liabilities subject to compromise include certain pre-petition liabilities including accounts payable and accrued liabilities and totaled $500,000 at December 31, 2011 and zero at December 31, 2012.

3.            Fresh Start Accounting

As previously stated, on the Petition Date, the Debtors filed a voluntary petition in Bankruptcy Court seeking relief under the provisions of the Bankruptcy Code.

On March 7, 2011 and March 11, 2011, respectively, the Debtors filed with the Bankruptcy Court the Plan and a related disclosure statement pursuant to Chapter 11 of the Bankruptcy Code. On the Confirmation Date, the Bankruptcy Court confirmed the Plan. The Plan became effective as of May 20, 2011.

Effective May 20, 2011, the Company emerged from Bankruptcy as a privately held company incorporated in the state of Delaware and therefore, the Company is no longer a registrant with the Securities and Exchange Commission and its stock is no longer listed on the NASDAQ Global Market.

The Plan provided for the following:

Secured Bond Claims

Holders of a secured bond claim were deemed to be impaired by the Plan. As such, holders of a secured bond claim received in full satisfaction, settlement, release of, and in exchange for such claim a pro rata share of 10,000,000 shares of Series A Convertible Preferred Stock of the Company. See Note 12 for a description of the rights and preferences of the Series A Convertible Preferred Stock and Note 1 for a description of the Master Restructuring Agreement.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

Other Secured Claims

Holders of an allowed other secured claim were considered to be unimpaired by the Plan. As such, holders were entitled to receive, at the discretion of the Debtors, in full satisfaction, settlement, release of, and in exchange for such claim (i) a cash payment in an amount equal to such claim, including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code; (ii) the collateral securing any such claims without representation of, warranty by or recourse against the Debtors; or (iii) the Debtors or Company would treat such claims in any other manner such that the claim would be rendered unimpaired.

General Unsecured Claims

Holders of an allowed general unsecured claim were considered to be impaired by the Plan. As such, holders were entitled to receive in full satisfaction, settlement, release of, and in exchange for such claim a pro rata share of $500,000 in cash; provided, however, that no holder of such claim shall be entitled to receive more than payment in full of its claim and excess cash, if any, shall be retained by the Company. As of the Fresh Start Date and at December 31, 2011, the Company had approximately $320,000 in prepetition liabilities related to general unsecured claims. As such, in conjunction with fresh start accounting, the Company has recorded an additional $180,000 accrual to account for the $500,000 unsecured creditor pool subject to compromise.  See Note 2 for a description of liabilities subject to compromise.

On February 4, 2011, BioMedica, a general unsecured claim holder, filed a claim of approximately $9.8 million for breach of a Territory License Agreement (the "TL Agreement") with the Debtors dated October 22, 2009, which, through the bankruptcy proceedings, the Debtors had terminated. Litigation regarding this termination of the TL Agreement and the validity of the claim is still in process. If the Bankruptcy Court determines that the value of BioMedica's claim is greater than zero, BioMedica would then receive a pro rata share of the $500,000 unsecured creditor pool retained for general unsecured claims. If the Bankruptcy Court rules the agreement to be terminated, neither party has any further rights or obligations. If, however, the Bankruptcy Court determines that the agreement was rejected through the bankruptcy proceeding, BioMedica would retain certain rights to the license and would be obligated to perform under the agreement. The Debtors would have no further obligation under either of the scenarios above. See Note 13 for resolution of the BioMedica claim.

Section 510(b) Claims

Holders of an allowed Section 510(b) claim were considered to be impaired by the Plan. Section 510(b) claims are all claims that arise from the rescission of a purchase or sale of a security of the Debtors, for damages arising from the purchase or sale of such security, or for reimbursement or contribution allowed under Section 502 of the Bankruptcy Code. Holders of such claims were discharged and were not entitled to receive any interest or property on account of such claims.

Old Molecular Insight Equity Interest — Holders of an allowed old Molecular Insight equity interest were considered to be impaired by the Plan. As such, as of the Effective Date, all such equity interests were deemed cancelled and extinguished and holders of such interests were not entitled to receive or retain any interest or property on account of such interests.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

Reorganization and Fresh Start Accounting

Fresh start accounting and reporting provisions are to be applied pursuant to FASB ASC 852 once the Plan is confirmed by the Bankruptcy Court and there are no remaining contingencies materials to completing the implementation of the Plan. All conditions required for adoption of fresh start accounting and reporting were satisfied by the Company on the Effective Date. The consolidated financial statements as of the fresh start reporting date and for subsequent periods reports the results of Molecular Insight Pharmaceuticals, Inc. (MIP) with no beginning retained earnings or accumulated deficit. Any presentation of MIP represents the financial position and results of operations of a new reporting entity and is not comparable to prior periods of the Predecessor entity.

In accordance with FASB ASC 852, the results of operations of the Predecessor prior to the Fresh Start Reporting Date includes Reorganization Items (i) a pre-emergence gain of approximately $167.0 million resulting from the discharge of liabilities under the Plan; (ii) pre-emergence charges to earnings to be recorded as reorganization items resulting from certain costs and expenses relating to the Plan becoming effective; and (iii) a pre-emergence increase in earnings of $18.7 million resulting from the aggregate changes to the net carrying value of MIP's pre-emergence assets and liabilities to reflect their values under fresh start accounting.

FASB ASC 852 provides for, among other things, a description of the value to be assigned to the assets of the reorganized MIP as of the date selected for financial reporting purposes. Under fresh start accounting, the reorganization value was allocated to assets based on their respective fair values in conformity with the purchase method of accounting for business combinations included in FASB ASC805, Business Combinations.

The reorganization value represents the amount of resources available, or that become available, for the satisfaction of post-petition liabilities and allowed claims, as negotiated between the Company and its creditors (the "Interested Parties").

The Company accounted for the reorganization using fresh start accounting. Accordingly, all assets and liabilities are restated to reflect their reorganization value, which approximates fair value at the date of reorganization. The table reflects settlement of various liabilities, cancellation of existing stock, issuance of new convertible preferred stock, and other transactions, as well as the fresh start adjustments, such as revaluation of assets and liabilities to fair values and recording of certain intangible assets of $18.2 million and goodwill of approximately $7.6 million. Included in liabilities subject to compromise were amounts settled with the Exit Financing and the issuance of equity by the Company.

Reorganization Items represent amounts recorded on the Fresh Start Reporting Date for the implementation of the Plan, including the settlement of liabilities subject to compromise and related payments, distributions of cash, the issuance of new shares of MIP preferred stock to prepetition creditors and the cancellation of MIP common stock. The Reorganization Items also include the establishment of MIP preferred stock and additional paid-in capital resulting from the issuance of the Series A Convertible Preferred Stock.

In accordance with fresh start accounting, the Company has allocated assets in conformity with relevant accounting guidance, with any portion that could not be attributed to specific tangible or identified intangible assets of the Company being reported as goodwill. Each liability existing at the Fresh Start Date was stated at the present value of amounts expected to be paid. Certain of these values differed materially from the values recorded on the Predecessor's consolidated balance sheet prior to the Fresh Start Date. The Predecessor's emergence from bankruptcy and reorganization resulted in a new reporting entity that had no accumulated deficit as of the Fresh Start Date. Therefore, the Predecessor's accumulated deficit has been eliminated, and the Company's new debt which has been reflected in cash at approximately $38.0 million and the related liability has been recorded in accordance with the Plan at $32.8 million, net of the fair value of the warrant liability of $5.9 million and net of the fair value of the loan derivative liability of $1.3 million. Equity has been recorded in accordance with the Plan and represents the fair value of the Series A Convertible Preferred Stock. In addition, the Company's accounting practices and policies may not be the same as that of the Predecessor. For all of these reasons, the consolidated financial statements for periods subsequent to the Fresh-Start Date are not comparable with the Predecessor's prior periods.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

Reorganization Items

Reorganization items shown below for the Predecessor were a direct result of the Chapter 11 proceedings during the five months ended May 31, 2011 and consist of the following:

Predecessor
Period from January 1, 2011 through May 31, 2011

Gain on extinguishment of debt	$(160,376,564)
Revaluation of assets, net of liabilities	(18,737,439)

Reorganization items, net	$(179,114,003)

Gain on Extinguishment of Debt resulted from debt extinguishments exceeding the value of distributions to creditors, and the revaluation of assets and liabilities was a result of the application of fresh start accounting, as further described below.

Reorganization Liabilities

Reorganization Liabilities include liabilities subject to compromise, and secured liabilities, as determined by the Plan. Reorganization Liabilities at May 31, 2011 consisted of the following:

Predecessor
May 31, 2011

Secured liabilities not subject to compromise:
Accounts payable – secured	$1,300,657
Accrued expenses – secured	782,626

Total secured liabilities not subject to compromise	2,083,283

Liabilities subject to compromise:
Bonds payable, net of discount	142,023,801
PIK interest on bonds payable	51,794,104
Other unsecured liabilities	1,669,400

Total liabilities subject to compromise	195,487,305

Total reorganization liabilities	$197,570,588

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

In addition to revaluing existing assets and liabilities, the Company recorded certain previously unrecognized assets and liabilities, including IPR&D of $18.2 million. The reorganization value exceeded the sum of the amounts assigned to assets by approximately $7.6 million and recorded the excess to goodwill.

Successor
May 31, 2011

Reorganization value	$73,770,304

Less:
Cash and cash equivalents	38,167,714
Accounts receivable	67,559
Prepaid expenses and other current assets	3,493,578
Property and equipment, net	4,198,892
Debt issuance costs, net	1,500,000
Other intangible assets	18,210,000
Restricted cash	500,000

66,137,743

Goodwill	$7,632,561

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Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

The following table presents the effects of transactions outlined in the plan of reorganization and adoption of fresh-start reporting on the balance sheet as of the Fresh-Start Date. The table reflects settlement of various liabilities, cancellation of existing stock, issuance of new stock, and other transactions, as well as the fresh-start adjustments, such as revaluation of assets and liabilities to fair values and recording of certain intangible assets.

		Adjustments to Record Confirmation of Plan
May 31, 2011	Predecessor	Reorganization Item		Debt Issuance		Fresh Start		Successor

Assets

Current Assets:
Cash and cash equivalents	$2,610,323	$(2,392,609)	a	$37,950,000	p	$-		$38,167,714
Accounts receivable	67,559	-		-		-		67,559
Prepaid expenses and other current assets	3,443,578	-		50,000	c	-		3,493,578

Total Current Assets	6,121,460	(2,392,609)		38,000,000		-		41,728,851

Property and Equipment, net	483,163	-		-		-		483,163
Assets Held for Sale	3,715,729	-		-		-		3,715,729
Debt Issuance Costs, net	3,146,015	(3,146,015)	b	1,500,000	d	-		1,500,000
Goodwill	-	-				7,632,561	i	7,632,561
Other Intangible Assets	-	-				18,210,000	f	18,210,000
Restricted Cash	-	-		500,000	e	-		500,000

Total Assets	$13,466,367	$(5,538,624)		$40,000,000		$25,842,561		$73,770,304

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Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

		Adjustments to Record Confirmation of Plan
	Predecessor	Reorganization Item		Debt Issuance		Fresh Start		Successor

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
Accounts payable	$2,417,363	$-		$-		$-		$2,417,363
Accrued expenses	4,855,227	(2,392,609)	a	-		(45,000)	a	2,417,618

Total Current Liabilities	7,272,590	(2,392,609)		-		(45,000)		4,834,981

Assets Retirement Obligation	322,077	-		-		-		322,077
Term Loan Payable, net of discount	-	-		32,762,840	g			32,762,840
Embedded Derivative	-	-		1,317,000	g			1,317,000
Warranty Liability	-	-		5,920,160	g			5,920,160
Deferred Tax Liability – long-term	-	-		-		7,150,121	h	7,150,121
Reorganization Liabilities:	-	-						-
Secured liabilities not subject to Compromise	2,083,283	-		-				2,083,283
Liabilities subject to compromise	195,487,305	(194,987,305)	o	-				500,000

Total Reorganization Liabilities	197,570,588	(194,987,305)		-		-		2,583,283

Total Liabilities	205,165,255	(197,379,914)		40,000,000		7,105,121		54,890,462

Stockholders' Equity (Deficit):
Series A convertible preferred stock	-	1,000	l	-		-		1,000
Common stock – predecessor company	252,683	(252,683)	j	-		-		-
Additional paid-in capital	184,449,117	25,051,683	j, l	-		(190,621,958)	m	18,878,842
Accumulated deficit	(376,400,688)	167,041,290	k	-		209,359,398	n	-

Total Stockholders' equity (deficit)	(191,698,888)	191,841,290		-		18,737,440		18,879,842

Total Liabilities and Stockholders' Equity (Deficit)	$13,466,367	$(5,538,624)		$40,000,000		$25,842,561		$73,770,304

a	Expenses paid at closing including professional fees, directors and officers insurance, and certain financing costs.
b	Write-off of debt issuance costs related to predecessor Bonds of $150 million.
c	Annual fee for Exit Financing prepaid at closing.
d	Debt issuance costs related to Exit Financing.
e	Restricted cash paid for Denton, Texas facility ARO collateral.
f	Intangible assets for IPR&D based on valuation.
g	$40 million Exit Financing proceeds, net of discount, warrant liability and embedded derivative.
h	Deferred tax liability associated with indefinite lived IPR&D.
I	Goodwill as calculated in Note 3 to the audited consolidated financial statements.
j	Eliminate predecessor common stock.
k	Gain on extinguishment of debt.
l	Series A Convertible Preferred Stock fair value.
m	Eliminate predecessor APIC and reclass new APIC to warrant and derivative liabilities.
n	Eliminate predecessor accumulated deficit, net of gain on extinguishment of debt.
o	Write off liabilities subject to compromise, net of $500,000 of liabilities subject to compromise remaining to be paid.
p	Cash proceeds from Exit Financing before expenses reference in Note a above.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

4.            Asset Retirement Obligation

The Company entered into the "Facility Setup and Contract Manufacturing Agreement" with Eckert & Ziegler Nuclitec, GmbH (EZN) in October 2009 (the "EZN Agreement"). Under the terms of the EZN Agreement it was a requirement for MIP to provide for future decommissioning and environmental remediation of the site. The EZN Agreement terms required MIP to escrow €300,000 ($396,420) with a German escrow agent acceptable to both MIP and EZN, as collateral to fund the future decommissioning costs of the manufacturing site. The funds were placed in escrow in December 2011 and have been classified as restricted cash on the consolidated balance sheet. The Company determined the Asset Retirement Obligation ("ARO") through the use of a present value calculation. Key assumptions utilized include a term of 94 months and a risk adjusted interest rate of 3.99%. Coincident with the commissioning is the recognition of a future ARO. The balance of the Company's ARO at December 31, 2011 was $290,163 and zero at December 31, 2012. See Note 14 related to the termination of the EZN Agreement.

5.            Property and Equipment

Property and equipment consist of the following at:

December 31,	2012	2011

Lab and other equipment	$616,562	$349,030
Furniture and fixtures	11,648	170,364
Leasehold improvements	170,894	158,002

Total property and equipment, at cost	799,104	677,396

Less accumulated depreciation and amortization	(635,251)	(248,933)

Property and equipment, net	$163,853	$428,463

Depreciation and amortization expense was $394,167, $248,933 and $243,443 for the period from January 1, 2012 to December 31, 2012, June 1, 2011 to December 31, 2011 and January 1 to May 31, 2011 respectively.

6.            Assets Held For Sale

On October 1, 2007, the Company completed the purchase of a commercial-scale radiopharmaceutical manufacturing facility located in Denton, Texas. At December 31, 2011, the facility was classified as an asset held for sale and had a carrying value of approximately $2.2 million.  There were no impairment indicators at December 31, 2011. The facility was sold in March 2012 for $2.2 million.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

7.            Intangible Assets and Goodwill

December 31, 2012	Gross Intangible Assets	Accumulated Impairment Loss	Net Intangible Assets

IPR&D	$18,210,000	$(1,070,000)	$17,140,000

December 31, 2011	Gross Intangible Assets	Accumulated Impairment Loss	Net Intangible Assets

IPR&D	$18,210,000	$-	$18,210,000

IPR&D

IPR&D relates to identifiable "in-process research & development" assets valued at the fresh start date (see Note 3) and reviewed annually for impairment. Upon commercialization, IPR&D assets will be amortized at their estimated useful life not to exceed 15 years. At December 31, 2012, the Company has an accumulated impairment loss related to IPR&D for Onalta of $1.1 million and none of its IPR&D assets has achieved commercialization.

Goodwill

Goodwill of $7,632,561 was valued at the fresh start date (see Note 3) and is reviewed annually for impairment. The Company performed Step 2 of the impairment test which resulted in an impairment recorded at December 31, 2012. At December 31, 2012, the Company has Goodwill of $6,109,399 and an accumulated impairment loss of $1,523,162 related to Goodwill.

8.            Accrued Expenses

Accrued expenses consist of the following at:

December 31,	2012	2011

Accrued payroll, bonuses, benefits and vacation	$1,056,923	$759,962
Clinical trials	327,685	195,827
Professional fees	275,377	349,719
Preclinical, regulatory and manufacturing	391,415	1,208,135
Other	199,848	187,044

Total accrued expenses	$2,251,248	$2,700,687

9.            Employee Benefit Plan

Effective January 1, 2001, the Company adopted an employee savings and retirement plan, or 401(k) plan (the "401(k) Plan"), that covers all employees of the Company who meet certain defined requirements. Under the terms of the 401(k) Plan, employees may elect to make tax-deferred contributions through payroll deductions within statutory and plan limits. The Company may elect to make discretionary matching contributions to the 401(k) Plan, but has not made any since plan inception through December 31, 2012.  In 2013, the Company terminated the 401(k) Plan as a result of the Progenics acquisition. (See Note 1)

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

10.            Debt

Term Loan

On the Effective Date, the Company entered into a credit agreement (the "Credit Agreement") with the Lenders and NexBank, SSB, a Texas-chartered savings bank, as administrative agent for the Lenders. In connection with the Agreement, the Lenders extended credit to the Company in the form of a term loan in the aggregate principal amount of $40 million (the "Term Loan"), to be used to pay claims allowed by the Plan, any fees, costs and expenses incurred directly with the restructuring transactions, fees or expenses incurred in the equity conversion of the secured bond claims, as well as to fund the Company's working capital and general corporate needs. The Term Loan accrues interest at a rate of 17.5% per annum and interest accrues on any unpaid principal and is applied to the principal in the form of paid-in-kind interest ("PIK interest"). The Term Loan matures on May 20, 2016 and allows the prepayment of interest and principal by the Company. In conjunction with the Term Loan, the Company incurred debt issuance costs of $1,500,000 plus an annual agency fee of $50,000. In connection with the Credit Agreement, the Company also entered into a Security Agreement (the "Security Agreement") with NexBank SSB as collateral agent (the "Collateral Agent") dated as of May 20, 2011. Pursuant to the Security Agreement, the Company and its subsidiaries that are a party to such agreement from time to time agree to pledge their rights to certain collateral to the Collateral Agent as security for the obligations of the Company under the Credit Agreement. All of the Company's assets are pledged as security at December 31, 2012 and 2011.  See Note 1 for a description of the Master Restructuring Agreement.

Pursuant to the Plan, a warrant purchase agreement was entered into on May 20, 2011 between the Company and the investors to induce the investors to provide the exit financing to the Company. The warrants provide for the purchase of Series A Preferred Stock at an exercise price of $0.01 per share (the "Preferred Stock Warrants"). The Preferred Stock Warrants are exercisable into the number of Series A Convertible Preferred Stock which will be maintained at an aggregate of 31.49% of outstanding shares of common stock at the time of exercise. The Preferred Stock Warrants may be exercised by payment of the exercise price or by a cashless exercise at anytime through five years from the date of issuance.  See Note 1 for a description of the Master Restructuring Agreement.

The Term Loan was initially recorded at the Effective Date net of the relative fair value of the related Preferred Stock Warrants of $5.9 million on the date of issuance and the fair value of the embedded loan derivative of $1.3 million. The Black-Scholes valuation method used to value the Preferred Stock Warrants used the following assumptions: 7 year life from the Effective Date, volatility of 60%, and a risk free interest rate of 2.37%. The fair value of the Preferred Stock Warrants was accounted for as a discount with an offset to the Term Loan. The discount is being amortized monthly using the effective interest method over the five year life of the Term Loan.

At December 31, 2011, the fair value of the Preferred Stock Warrants was $2.3 million and the difference of $3.6 million from the initial fair value was recorded as a valuation gain in the consolidated financial statements. The Black-Scholes valuation method used to value the Preferred Stock Warrants used the following assumptions: 6.4 year life from the Effective Date, volatility of 63%, and a risk free interest rate of 1.09%.

At December 31, 2012, the fair value of the Preferred Stock Warrants was $0.5 million and the difference of $1.8 million from the December 31, 2011 fair value was recorded as a valuation loss in the consolidated financial statements. The Black-Scholes valuation method used to value the Preferred Stock Warrants used the following assumptions: 5.6 year life from the Effective Date, volatility of 71%, and a risk free interest rate of 1.09%.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

Mandatory Prepayment of Term Loan

The Credit Agreement requires mandatory prepayment of some or all of the net cash proceeds upon defined events, such as the disposition of certain assets or property, disposition of or sale of any non-primary product, disposition of any product consisting of outbound licensing arrangements, and in the event of a product material adverse event, as defined in the Term Loan.

Upon the occurrence of a change of control, each Lender shall have the right to require the Company to prepay all of such Lender's outstanding term loans at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of such repayment.

The contingent mandatory prepayment feature is an embedded derivative. The Company valued the derivative financial instrument at date of issue and will continue to re-measure it each year at its fair value. The initial fair value of the embedded loan derivative was approximately $1.3 million on the date of the issuance of the Term Loan. At December 31, 2011, the fair value of the embedded loan derivative was $0.4 million and the difference of $0.9 million from the initial fair value was recorded as a valuation gain in the consolidated financial statements. At December 31, 2012, the fair value of the embedded loan derivative was $0.04 million and the difference of $0.36 million from the initial fair value was recorded as a valuation loss in the consolidated financial statements. The change of control put feature embedded derivative was valued using a Monte-Carlo simulation model simulating 50,000 trials. The embedded loan derivative is classified in long-term liabilities in the consolidated balance sheet. The embedded loan derivative is being amortized monthly using the effective interest method over the five year life of the Term Loan.  See Note 1 for a description of the Master Restructuring Agreement and acquisition by Progenics.

Debt Covenants

The Credit Agreement contains various covenants with which the Company must comply, including, without limitation, the timely payment of interest and principal when due, the provisions of monthly, quarterly and annual financial statements and other reports, the maintenance of a positive working capital as measured at the end of each fiscal quarter of the Company and a requirement that capital expenditures not exceed certain annual amounts. The provisions of the Credit Agreement also require that the report on the audit of the Company's consolidated financial statements by the Company's independent registered public accounting firm not be subject to a "going concern" or like qualification or exception. The Company is also prohibited from paying cash dividends on its common stock.

The financial covenants in the Credit Agreement set limits on the Company's capital expenditures in any year. Under the Credit Agreement, capital expenditures may not exceed $4.0 million in years ending December 31, 2011 through 2015. These maximum capital expenditure limits may be adjusted upwards in any given year, up to an additional $1.5 million, if the preceding year's capital expenditures were less than the maximum level.

A failure to comply with the covenants of the Credit Agreement which is not cured within applicable cure or grace periods would constitute an event of default under the Credit Agreement. Such events of default would include the failure to pay interest (at a rate equal to 17.5% plus 2% per annum) and principal when due, the failure to provide financial statements and other required reports when due, the failure to maintain minimum working capital levels, and the failure to limit annual capital expenditures to the maximum levels permitted under the Credit Agreement.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

The report of the independent certified public accounting firm on the Company's consolidated financial statements as of and for the period from June 1, 2011 to December 31, 2011 included an explanatory paragraph relating to substantial doubt about whether the Company can continue as a going concern. Consequently, the inclusion of such a "going concern" paragraph resulted in a default under the terms of the Credit Agreement. In June, 2012, the Company received a waiver agreement executed with the holders of the Term Loan. The waiver has been granted until July 1, 2013. Under the terms of the waiver agreement, the Term Loan holders waived a default arising from the inclusion of the "going concern" paragraph in the report of the independent certified public accounting firm on the Company's consolidated financial statements as of and for the period from June 1, 2011 to December 31, 2011, and any default arising from the Company's failure to comply with the minimum working capital requirements set forth in the Credit Agreement through July 1, 2013.

The carrying amounts of the Term Loan, due May 20, 2016, at December 31, 2012 and December 31, 2011 were as follows:

	2012	2011

Term Loan principal	$40,000,000	$40,000,000
PIK interest	12,770,681	4,463,791
Warranty liability discount	(4,137,879)	(5,256,353)
Loan derivative discount	(920,513)	(1,169,329)

	$47,712,289	$38,038,109

The Term Loan becomes subject to redemption upon a change in control (defined as a person acquiring 35% or more of the voting securities of the Company). The Company may prepay the Term Loan at its option and with a premium of 101% of principal plus unpaid and accrued interest. See Note 1 for a description of the Master Restructuring Agreement and acquisition by Progenics, noting all obligations under the exit financing were exchanged for common stock.

11.            Income Taxes

The Company uses an asset and liability approach for financial accounting and reporting of income taxes. Deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax basis assets and liabilities and are measured by applying enacted rates and laws to taxable years in which differences are expected to be recovered or settled. Further, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The tax authorities could challenge tax positions taken by the Company for the periods for which there are open tax years. The Company is open to challenge for the periods of 1999 through 2012 from federal and the Commonwealth of Massachusetts jurisdictions.

In the future, the Company may generate additional deferred tax assets and liabilities since these long-lived assets are not amortized for financial reporting purposes. Due to the uncertain timing of this reversal, the temporary difference cannot be considered as a source of future taxable income for purposes of determining a valuation allowance; therefore, the tax liability cannot be used to offset deferred tax assets. This "naked credit" gives rise to the need for an additional valuation allowance. In 2011, the Company recorded a long term deferred tax liability "naked credit" of $7.2 million with a corresponding increase to goodwill.  At December 31, 2012, the Company's long term deferred tax liability is $6.8 million.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

Deferred tax assets (liabilities) consisted of the following at December 31:

December 31,	2012	2011

Deferred tax assets:
Net operating loss carryforwards	$7,960,000	$53,089,000
Property and equipment	40,000	546,000
Deferred research and development costs	181,000	362,000
Research and development tax credits	4,572,000	4,458,000
Intangibles	(6,730,000)	(7,150,000)
Accrued expenses	1,528,000	1,482,000

Gross deferred tax assets, before valuation allowance	7,551,000	52,787,000
Valuation allowance	(14,281,000)	(59,937,000)

Total	$(6,730,000)	$(7,150,000)

	Successor Year ended December 31, 2012	Successor Period from June 1, 2011 to December 31, 2011	Predecessor Period from January 1, 2011 to May 31, 2011

Tax benefit at U.S. statutory rates	(34.0)%	(34.0)%	(34.0)%
State tax benefit	(3.6)	(5.2)	(6.4)
Permanent differences	11.1	0.2	36.2
Net operating loss	0.0	0.0	(43.4)
Research and development credits	(0.4)	(1.8)	0.2
Change in valuation allowance	25.5	40.8	47.4

Total	(1.4)%	0%	0%

At December 31, 2012, the Company had net operating loss carryforwards totaling approximately $174.0 million (federal) and $117.6 million (state), which expire at various dates from 2029 through 2032 (federal) and from 2030 through 2032 (state). The Company underwent an ownership change as a result of the reorganization under Chapter 11 and as a result the Company is subject to an annual limitation of approximately $1 million per year for approximately 20 years. The Company had research and development tax credits totaling approximately $3.3 million (federal) and $2.0 million (state), which are available to offset future tax liabilities when incurred, which begin to expire in 2013 for federal and 2018 for state and fully expire in 2031 (federal) and 2027 (state). As a result of the difference in treatment of excess stock option deductions available for income tax and financial statement reporting purposes, the Company has approximately $0.5 million of stock option related net operating loss. It is anticipated that when these tax attributes are realized on an income tax return in the future, the related benefit will be recorded against "Additional paid-in capital."

The Company has recorded a full valuation allowance against its deferred tax assets since the Company believes it is more likely than not, that it will not be able to realize the assets. During the period from January 1, 2012 to December 31, 2012, the valuation allowance decreased by approximately $45.7 million. The change in the valuation allowance in 2012 is due to annual limitation described above and in 2011 is due to the net increase in deferred tax assets each period (primarily from the net operating loss carryforwards and research and development tax credits) and the Company providing a full valuation against the asset for the reason stated above.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

Utilization of the NOL and research and development credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986, due to changes in ownership of the Company that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50 percentage points over a three-year period. The Company does not expect to have taxable income for the foreseeable future. Future ownership changes could affect such limitations.

At December 31, 2012, the Company has not recognized any interest and penalties related to any uncertain tax positions. The total amount of unrecognized tax benefits that would affect the Company's effective tax rate if recognized is approximately $2.7 million at December 31, 2012, assuming there was no valuation allowance.  There was no change in this amount during the period.  The Company's U.S. federal income tax returns remain subject to examination, and its state income tax returns for all years through 2012 remain subject to examination.

12.            Stockholders' Equity

Common Stock – May 2011

Upon emergence from Chapter 11 and pursuant to the Plan, all of the issued and outstanding shares of common stock and any other outstanding equity securities, including all stock options and restricted stock, were cancelled. On the Effective Date, MIP authorized an aggregate amount of 16,029,850 shares of new common stock, par value $0.0001 per share, none of which are currently outstanding.

Series A Convertible Preferred Stock

Under the Certificate of Incorporation filed by the reorganized entity, the Company has the authority to issue 29,968,850 shares of capital stock, of which 16,029,850 are designated as common stock, $0.0001 par value per share, and 13,939,000 are designated as preferred stock, all of which were designated Series A Convertible Preferred Stock, $0.0001 par value per share (the "Series A Convertible Preferred Stock"). See Note 16 for a description of the Master Restructuring Agreement.

In accordance with the Plan, holders of a secured bond claim were deemed to be impaired by the Plan. The claim totaled approximately $202 million. As such, holders of a secured bond claim received in full satisfaction, settlement, release of, and in exchange for such claim a pro rata share of 10,000,000 shares of the Series A Convertible Preferred Stock. Below is a summary of the rights and preference of the Series A Convertible Preferred Stock:

Voting Rights

Each holder of Series A Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which each share can be converted. An affirmative vote by a supermajority of the holders of the then outstanding shares of Series A Convertible Preferred Stock is required to effect certain transactions, including a liquidation of the Company.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

Dividends

Dividends may be declared and paid on Series A Convertible Preferred Stock from funds lawfully available if, as and when determined by the Board of Directors. Dividends accrue, if declared, and are payable upon liquidation of the Company. In the event that the Board of Directors declares a dividend payable upon the outstanding shares of common stock, all declared but unpaid dividends on the Series A Convertible Preferred Stock must be paid. Furthermore, preferred stockholders are entitled to the amount of dividends per share of Series A Convertible Preferred Stock that would be payable on the number of common stock into which each share of Series A Convertible Preferred Stock would be converted.

Liquidation

In the event of a liquidation, merger, dissolution or winding up of the Company, the preferred stockholders will be entitled to receive, on a pari passu basis and in preference to all common stockholders, an amount equal to $7.50 per share, plus any unpaid cumulative dividends. As of the Effective Date, the liquidation value of the Series A Convertible Preferred Stock was $75 million. See Note 16 for a description of the Master Restructuring Agreement.

Conversion

Each share of Series A Convertible Preferred Stock is convertible into one share of common stock, adjustable for certain dilutive events based on a conversion factor of $2.87 (the "Conversion Price"). Conversion is at the option of the holder; however, it is automatic upon the earlier of the closing of an initial public offering of the Company's common stock resulting in an implied total equity value in excess of $100,000,000, or upon the election by the holders of at least 50% of the voting power of the then outstanding shares of Series A Convertible Preferred Stock. See Note 16 for a description of the Master Restructuring Agreement.

In accordance with the rights and preferences of the Series A Convertible Preferred Stock, the conversion rights allow for certain adjustments to the conversion price caused by diluting events. These anti-dilution provisions include customary provisions such as adjustments for certain stock splits, dividends and mergers and reorganizations. Also, the conversion price would be adjusted for the issuance of additional stock. In the event the Company issues additional stock, without consideration or for consideration per share less than the Conversion Price then in effect, then the Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Company for such issue of additional shares.

Preferred Stock Warrants

In conjunction with the Term Loan, the Company issued Preferred Stock Warrants to the lenders. The Preferred Stock Warrants expire on May 20, 2018 and allow for the holders to purchase shares of the Company's Series A Convertible Preferred Stock for the exercise price of $0.01 per share. The Preferred Stock Warrants are exercisable into the number of Series A Convertible Preferred Stock which will be maintained at an aggregate of 31.49% of outstanding shares of common stock at the time of exercise. The outstanding common stock shares exclude any shares that would be outstanding by the exercise of the Preferred Stock Warrants, but assumes the exercise or conversion of all convertible securities outstanding at the date of exercise. See Note 16 for a description of the Master Restructuring Agreement.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

13.            BioMedica Strategic Collaboration Agreements

In September 2009, the Company entered into a Territory License Agreement ("Agreement") with BioMedica to sub-license its Onalta™, Y-90 edotreotide, radiotherapeutic in certain countries in Europe, the Middle East, North Africa, Russia and Turkey.

On September 13, 2010, the Company formally notified BioMedica that it had materially breached a number of provisions of the License Agreement and Supply Agreement (the "Agreements"), as amended, and invoked a sixty (60) day period for BioMedica to cure its defaults. BioMedica has not cured any of the specified defaults and has contested the Company's allegations of breach. The Company also notified BioMedica that the Company reserves its right to terminate these Agreements immediately in connection with any incurable breaches by BioMedica. BioMedica failed to cure the defaults at the end of the specified cure period; therefore the Company exercised its right to terminate the Agreements effective December 9, 2010. BioMedica had disputed the effectiveness of the Company's termination of the Agreements and the Parties were in discussions to resolve the dispute.  In 2012, the Company and BioMedica settled the dispute for $250,000, which was accrued for in liabilities subject to compromise at December 31, 2011.

The Company recognized $5,000 in product sales revenue and $7,000 in royalty revenue from BioMedica from January 1, 2012 to December 31, 2012.

14.            Commitments and Contingencies

A.            Product Manufacturing and Supply Agreements

ONALTA

Concurrent with the Supply Agreement entered into with BioMedica in October 2009, the Company also entered into a ten (10)-year Facility Setup and Contract Manufacturing Agreement with Eckert & Ziegler Nuclitec GmbH ("EZN"), a company with a licensed radiopharmaceutical manufacturing facility in Braunschweig, Germany. Under the terms of the agreement, EZN will manufacture and supply Onalta for compassionate use and registration clinical trials within the BioMedica territories, and for commercial sales, upon the EMEA marketing authorization approval of Onalta. The agreement also provides for EZN to establish an exclusive suite for the manufacture and supply of Onalta which will be funded by the Company and estimated at a cost of €1.3 million (approximately $1.6 million), including estimated costs of €0.3 million associated with decommissioning of the dedicated suite upon termination. The Company is also required to make fixed monthly payments to EZN aggregating €2.7 million (approximately $3.9 million) for the initial five (5) years following the effective date of the agreement in addition to product costs. Further, the terms of the agreement with EZN are subject to a pricing renegotiation prior to the end of the fifth year and can be terminated by either party by giving a written notice to the other party at least twelve (12) months prior to the fifth anniversary of the effective date of the agreement. In case of termination by the Company during the renegotiation period or in case of termination by EZN due to material breach by the Company, the Company shall pay EZN a lump sum amount of €0.5 million (approximately $0.7 million) for the assignment of EZN's intellectual property rights in all improvements conceived, written, created, developed, or first reduced to practice in and related to the performance of the agreement.

In September 2011, the construction was completed and the suite commissioned. At December 31, 2011, the suite and related equipment were idle and future production and cash flows were uncertain.  Due to the change in expected future cash flows, the Company assessed the assets for impairment.  As a result of the Company's impairment assessment an impairment charge of $1.6 million was recorded by the Company in research and development expense in the Successor 2011 period to reduce the carrying value to zero.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

On March 21, 2011 The "First Amendment to Facility Setup and Contract Manufacturing Agreement" was executed by EZN and the Company.  Under the terms of the Amendment, the Company paid EZN $50,000 and the following amendments were enacted: A) Exhibit F- Milestone Schedule – Milestone 5 was amended to $180,000 upon  technical and regulatory clearance of the facility; B) amending section 12.6 to read effective April 1, 2011 and ending June  30, 2012, EZN is entitled to monthly payments of $20,000 plus VAT; and C) commencing July 1, 2011 and ending June 30, 2012 each party may terminate the agreement with three (3) months written notice.  The Amendment was effective upon approval of the Bankruptcy Court and remains effective until June 30, 2012 unless earlier termination in accordance with the Agreement. The monthly payments to EZN under the agreement are expensed as incurred.

In June 2012, the Company terminated its EZN Agreement. With the early termination of the EZN Agreement, EZN has the right to purchase the manufacturing suite and associated equipment that had an initial carrying value of $1.6 million for 1 euro. As noted above, the Company recorded an impairment charge of $1.6 million in the period from June 1, 2011 through December 31, 2011 for the manufacturing suite and associated equipment that was constructed at EZN's facility.

B.            In-Licensing Agreements

Schering

On January 15, 2007, the Company executed an agreement with Schering Aktiengesellschaft for an exclusive, worldwide, royalty-bearing license under the Schering Patents and Schering Know-How to develop and commercialize specific products within a field and territory relating to the Company's oncology product candidate Solazed.

Novartis

In November 2006, the Company executed an agreement with Novartis Pharma AG (Novartis), for the nonexclusive license of technology under a general patent, as well as the exclusive license of technology under a Novartis specific patent. This agreement relates to certain aspects of the Company's oncology product candidate Onalta.

In March 2009 and December 2006, the Company executed addendums to the Novartis agreement allowing for an exclusive license of the technology under the general patent. In connection with the above referenced Novartis agreements, in December 2006, the Company executed an agreement with Tyco Inc. / Mallinckrodt Medical, Inc (Mallinckrodt), whereby Mallinckrodt transferred the technology and materials necessary for the manufacture of OctreoTher. This agreement relates to the Company's oncology product candidate Onalta.

Georgetown University

Three of the Company's license agreements are with Georgetown University. In addition to royalty obligations, the agreements provide for the Company to pay up to $2.5 million in milestone payments upon the attainment of certain approvals in the regulatory process and other clinical milestones. Certain milestone payments may be reduced by up to 50% for subsequent new drug applications submitted for new uses of the same compound. If paid, these milestone payments would be creditable against future royalty payments. Annual license fees of $5,000 under these agreements are recognized and charged to research and development expenses.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

McMaster University

In December 2006, the Company entered into an exclusive license agreement with McMaster University for worldwide rights to certain platform technology used for radiolabeling compounds. This technology platform is not currently used with any of the Company's existing product candidates, but the Company is exploring the applicability of radiolabeling to its oncology product candidates. The Company has the right to sublicense these rights and also has an obligation to maintain the related patent rights. In exchange for this exclusive license, the Company is obligated to pay an upfront, nonrefundable licensing fee of $10,000, future royalties on any products that are radiolabeled using the licensed technology for the term of the patent rights, minimum annual royalties (that are creditable against royalties) and future milestone payments totaling $575,000 relative to clinical trials for particular indications and certain stages of the regulatory process. The term of this agreement is through the last to expire of the patent rights and the Company has the right to terminate the agreement upon providing ninety days written notice. There have been no sales of products subject to such license agreements and none of the relevant milestones have been achieved through December 31, 2012. The upfront license fee and minimum annual royalties ($51,000) under these agreements were recognized and charged to research and development expenses between 2007 and 2011. During 2012, $50,000 under this agreement was recognized and charged to research and development expenses.

Other Licensing Agreements

The Company has exclusively licensed certain of its patent rights from third parties. In exchange for the exclusive rights, the Company is obligated to pay the licensors' patent expenses and a royalty on net sales of future products. There have been no sales of product through December 31, 2012.

C.            Clinical Trial Agreements

PPD Development, LP

On August 30, 2007, the Company entered into a Master Services Agreement with PPD (the "MSA) under which PPD will provide, from time to time, clinical development services in connection with certain clinical research programs sponsored by the Company (the "Projects"). In March 2009, the Company entered into an amendment to the MSA with PPD to reduce its scope of services and in November 2010 it was further amended reducing the estimated not-to-exceed aggregate costs for the Project to approximately $6.9 million. From inception of this agreement through December 31, 2012, the Company has incurred approximately $5.6 million ($5.3 million through December 31, 2010, $0.1 million in the period from January 1, 2011 to May 31, 2011, $0.2 million in the period from June 1, 2011 to December 31, 2011 and $0 for the year ended December 31, 2012) pursuant to the Project Addendum, which was charged to research and development expenses.

D.            Operating Leases

The Company's principal executive and administrative offices are comprised of two leased facilities located in Cambridge, Massachusetts. The following summarizes the principal terms of the leases:

On April 8, 2008, the Company entered into a lease agreement for office and laboratory space in Cambridge, Massachusetts. The term of the lease was from July 1, 2008 to June 30, 2011. The monthly base rent for the first two years of the lease was $45,369 and for the last year of the lease was $46,665. On June 16, 2011, the Company entered into an amendment to its lease agreement for this lease to expand the aggregate rentable space and extend the terms of its lease agreement through December 31, 2012. The monthly base rent through December 31, 2012 was $55,464. In 2012, the Company executed its option to extend the term for a two-year period from January 1, 2013 to December 31, 2014.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

On April 25, 2008, the Company entered into a lease agreement for office space located in Cambridge, Massachusetts with monthly rent of $35,463. The Company terminated this lease effective June 30, 2011.

Total rent expense under these arrangements was $904,011 for the period from January 1, 2012 to December 31, 2012, $406,112 for the period from June 1, 2011 to December 31, 2011 and $363,968 for the period January 1 to May 31,2011.

At December 31, 2012, future minimum annual payments under all lease arrangements were approximately $665,568 for 2013 and approximately $665,568 for 2014. In addition to the minimum payments, the Company pays the landlord for allocated taxes and common area usage.

E.            Employment Agreement

The Company has an employment agreement with an officer that continues until terminated in accordance with the provisions of the agreement. Pursuant to the terms, the officer will receive an annual base salary. The annual base salary, as periodically adjusted, aggregates approximately $366,000, for calendar years after December 31, 2011. The officer is also eligible to earn bonuses based on the discretionary accomplishment of goals set by the Board of Directors. Either the Company or the officer may terminate their employment agreement at any time, with or without cause. In the event the Company terminates the employment agreement without cause or the officer terminates his employment for good reason, as defined, the officer may be entitled to receive severance pay up to one year's base salary.  The provisions of this employment agreement, as a result of the change in control (see Note 16), were accepted by this officer and the Company in January 2013 and amounts paid under the agreement totaled $399,939.

15.            Related-Party Transactions

A member of the Board of Directors of the Company is a principal in a firm that provided consulting services to the Company. The consulting relationship began before the Board membership commenced and ended prior to the end of 2011. During the period June 1, 2011 through December 31, 2011 and January 1, 2011 to May 31, 2011 the Company paid $60,066 and $161,349 in fees and expenses to the consulting firm, respectively.

Molecular Insight Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

16.            Subsequent Events

The Company evaluated all events and transactions that occurred after December 31, 2012 through April 4, 2013, the date the consolidated financial statements were available to be released.

Amendments to Credit Agreement

Master Restructuring Agreement

The Company was acquired by Progenics Pharmaceuticals, Inc. on January 18, 2013, (the "Acquisition Closing Date").  Effective as of the acquisition closing date, the Company amended its Amended and Restated Certificate of Incorporation by increasing the total number of shares of capital stock eligible for issuance to 299,653,286 shares, of which (1) 285,714,286 shares are designated as common stock, $0.0001 par value per share, and (2) 13,939,000 shares are designated as preferred stock, $0.0001 par value per share (the "Series A Preferred Stock").

In January 2013, a master restructuring agreement (the "Master Restructuring Agreement") was entered into by the Company, the Lenders and NexBank SSB (as administrative agent for the Lenders), the holders of the Series A Convertible Preferred Stock, and the investors in the Preferred Stock Warrants. Pursuant to the Master Restructuring Agreement, (1) all of the 10,000,000 shares of the Series A Convertible Preferred Stock converted into 10,000,000 shares of common stock, (2) all of the obligations under the Exit Financing agreement converted into 275,714,286 shares of common stock, and (3) the Preferred Stock Warrants were canceled without the payment of any monetary consideration.

Acquisition by Progenics Pharmaceuticals, Inc.

Progenics Pharmaceuticals, Inc. acquired the Company in January 2013 pursuant to a Stock Purchase and Sale Agreement with its stockholders and their representative, under which Progenics purchased all of MIP's outstanding capital stock in consideration of the issuance by Progenics to the stockholders of 4,566,210 shares (500,000 of which is in escrow) of Progenics common stock in a private transaction exempt from the registration requirements of the U.S. Securities Act of 1933 and therefore subject to transfer restrictions at the time of issuance. (The closing NASDAQ market price of Progenics' common shares on January 18, 2013, the date this acquisition was consummated, was $2.83 per share.) Under the Agreement, Progenics also agreed to pay to the stockholders potential milestones, in cash or Progenics stock at Progenics' option, of up to $23 million contingent upon achieving specified commercialization events and up to $70 million contingent upon achieving specified sales targets relating to all MIP products. The Agreement contains customary representations and warranties regarding MIP, the stockholders, their representative, and Progenics, as well as covenants, indemnification and other provisions.